Exhibit 99.1
Eagle Test Systems Reports Third Quarter Fiscal 2008 Results
Net Revenue of $35.5 million; Net Income of $0.30 per Diluted Common Share
Buffalo Grove, Illinois — July 29, 2008 - Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its third fiscal quarter ended June 30, 2008.
Operating Results
Net revenue was $35.5 million for the third fiscal quarter ended June 30, 2008, an increase of $15.6 million, or 78.6%, compared to net revenue of $19.9 million for the same period in the prior fiscal year. Sequentially, net revenue increased $2.3 million or 7.0% . Gross margin for the third fiscal quarter was 65.6% of net revenue, compared to 62.3% of net revenue for the same period in the prior fiscal year, and 62.0% for the March 2008 quarter. Operating income for the third fiscal quarter was $10.0 million, compared to $1.8 million in operating income for the same period in the prior fiscal year, and $8.0 million for the March 2008 quarter.
Net income for the third fiscal quarter was $6.8 million or $0.30 per fully diluted common share, compared to net income of $2.0 million or $0.09 per fully diluted common share for the same period in the prior fiscal year, and net income of $6.0 million or $0.26 per fully diluted common share for the March 2008 quarter.
Net revenue was $99.6 million for the nine months ended June 30, 2008, compared to net revenue of $65.2 million for the same period in the prior fiscal year. Net income was $18.1 million, an increase of $10.4 million over net income of $7.7 million in the comparable period in the prior fiscal year. The Company reported income per fully diluted common share of $0.79 for the nine months ended June 30, 2008, compared to $0.33 for the same period in the prior fiscal year.
“I am very pleased to see the continued strength in the market segments we serve,” stated Len Foxman — Eagle CEO. “This quarter’s results demonstrate the power of Eagle’s operating model and the success we are capable of achieving as we continue to remain focused on profitable growth.”
Outlook
The Company estimates net revenue will be between $31.0 and $35.0 million in the fourth fiscal quarter ending September 30, 2008. The Company estimates earnings per share will be between $0.19 and $0.26 based on an estimated 23,200,000 fully diluted common shares.
Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-362-5158 (domestic calls) or 1-617597-5397 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 22959095; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until August 12, 2008. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 46380451.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the fourth fiscal quarter ending September 30, 2008 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for the Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; beliefs regarding the liquidity and quality of our investments in auction rate securities and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on December 6, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.
Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

	Three Months ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Revenue	$35,459	$19,858	$99,593	$65,202
COGS	12,185	7,490	36,718	25,787
Gross margin	23,274	12,368	62,875	39,415
Margin %	65.6%	62.3%	63.1%	60.5%
SG&A	10,112	8,212	28,618	24,294
R&D	3,150	2,353	9,352	6,715
Total operating expense	13,262	10,565	37,970	31,009
Operating income	10,012	1,803	24,905	8,406
% of Revenue	28.2%	9.1%	25.0%	12.9%
Interest expense	4	94	12	345
Other (income) expense (1)	(927)	(1,091)	(3,146)	(3,567)
Income before taxes	10,935	2,800	28,039	11,628
Tax expense	4,114	792	9,898	3,915
Net income	6,821	2,008	18,141	7,713
	19.2%	10.1%	18.2%	11.8%

Earnings per common share
Basic	$0.30	$0.09	$0.79	$0.34
Fully diluted	$0.30	$0.09	$0.79	$0.33

Shares
Basic	22,974,177	22,957,154	22,974,177	22,895,597
Fully diluted	23,071,585	23,170,193	23,096,584	23,123,810
FOOTNOTES:

(1)	Other (income) expense primarily consists of interest income earned on cash and marketable securities.

	June 30,	September 30,
Balance sheet Data (Unaudited)	2008	2007

Cash & investments	$84,654	$112,517
Accounts receivables	24,599	18,238
Inventories	36,798	22,233
Current assets	152,903	161,255
Long-term investments	28,609	—
Total assets	$196,856	$172,570

Accounts payable	$6,005	$6,079
Deferred revenue	10,326	6,441
Current liabilities	26,276	19,222
Long-term liabilities	469	1,458
Total liabilities & stockholders equity	$196,856	$172,570
End of Table